UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 31, 2022

Drive Shack Inc.
(Exact name of registrant as specified in its charter)

Maryland
(State or other jurisdiction of incorporation)

001-31458	81-0559116
(Commission File Number)	(IRS Employer Identification No.)

10670 N. Central Expressway Suite 700 Dallas, TX	75231
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (646) 585-5591

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	DS	New York Stock Exchange (NYSE)
9.75% Series B Cumulative Redeemable Preferred Stock, $0.01 par value per share	DS-PB	New York Stock Exchange (NYSE)
8.05% Series C Cumulative Redeemable Preferred Stock, $0.01 par value per share	DS-PC	New York Stock Exchange (NYSE)
8.375% Series D Cumulative Redeemable Preferred Stock, $0.01 par value per share	DS-PD	New York Stock Exchange (NYSE)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Addition of Keith Sbarbaro to Board

On April 6, 2022, the Board of Directors (the “Board”) of Drive Shack Inc. (the “Company”) appointed Keith Sbarbaro to the Board and determined to nominate him for election by the shareholders of the Company at the upcoming 2022 annual meeting of shareholders.

Mr. Sbarbaro brings to the Board over 21 years of experience in the golf industry.  Since 1999, he has worked in a variety of roles at TaylorMade Golf Company where he is currently an executive in the global tour operations function.  He has represented TaylorMade as lead representative to a variety of top-ranked PGA tour golfers.  Mr. Sbarbaro holds a bachelor’s degree from Arizona State University, from which he graduated in 1993, and was a member of the 1990 NCAA championship team.  Mr. Sbarbaro’s knowledge, skill, expertise and experience as described above, including his experience with and connections to the game of golf and its followers, led the Board to conclude that Mr. Sbarbaro should be elected to serve as a director.

There are no family relationships between Mr. Sbarbaro and any director or other executive officer of the Company nor are there any transactions between Mr. Sbarbaro or any member of his immediate family and the Company or any of its subsidiaries that would be reportable as a related party transaction under the rules of the United States Securities and Exchange Commission (the “SEC”). Further, there is no arrangement or understanding between Mr. Sbarbaro and any other persons or entities pursuant to which Mr. Sbarbaro was appointed as a director of the Company.

Upon his appointment to the Board, Mr. Sbarbaro became entitled to a prorated portion of the Company’s non-employee director compensation. As such, Mr. Sbarbaro is entitled to receive a prorated portion of the annual director retainer of $125,000, of which $75,000 will be paid in cash (unless Mr. Sbarbaro elects to receive it in restricted stock units) and $50,000 will be paid in restricted stock units under the Company’s 2018 Omnibus Incentive Plan. The Company intends to disclose Mr. Sbarbaro’s subsequent committee appointment, if any, in an amendment to this form 8-K.

Appointment of Kelley Buchhorn to Interim CFO

On March 31, 2022, Michael L. Nichols informed the Company that he would step down from his role as Chief Financial Officer of the Company effective immediately and agreed to remain with the Company during a transition period during which he will continue to report to Hana Khouri, Chief Executive Officer and President of the Company.  The Company expects to enter into a transition agreement with Mr. Nichols, which will be filed on a report with the SEC in accordance with the requirements thereof.  Mr. Nichols’ departure is not the result of any disagreement regarding any matter relating to the Company’s operations, financial statements, internal controls, auditors, policies, or practices.

Effective March 31, 2022, Kelley A. Buchhorn, the Company’s Head of Investor Relations and Treasurer, assumed on an interim basis the duties and responsibilities of the Chief Financial Officer of the Company until the Company identifies a permanent replacement for Mr. Nichols.  Ms. Buchhorn entered into the Company’s standard director and officer indemnification agreement effective as of March 31, 2022, the form of which is filed by the Company as Exhibit 10.19 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2014.

Ms. Buchhorn, 56, has been the Company’s Treasurer since March 7, 2021, and Head of Investor Relations since October 8, 2020. Prior to joining the Company, Ms. Buchhorn most recently served as Head of Investor Relations for JCPenney, Inc. (“JC Penney”) from June 2019 to September 2020 and Director of Investor Relations from April 2016 to June 2019. Prior to JCPenney, she spent nearly 27 years at Pier 1 Imports, Inc. (“Pier 1”) where she served in various senior-level accounting and finance roles of increasing responsibility during her tenure, including Head of Investor Relations and Financial Planning & Analysis prior to her departure in April 2016. While at Pier 1, she also led and managed multiple teams across the entire accounting and finance organization, including general ledger, accounts payable, fixed assets, lease accounting, general accounting, inventory, gross profit reporting, financial systems, non-merchandise procurement and financial reporting. Ms. Buchhorn holds a BBA in Finance from the University of Texas at Arlington.

Ms. Buchhorn has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, nor are any such transactions currently proposed. There are no family relationships between Ms. Buchhorn and any director or executive officer of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DRIVE SHACK INC.
(Registrant)

/s/ Nicholas M. Foley

Secretary

Date: April 6, 2022